COMMUNITY CAPITAL CORPORATION

EXHIBIT 10.44

RESTRICTED STOCK AWARD AGREEMENT

          This Restricted Stock Award Agreement (the “Agreement”) is entered into as of the _____ day of ________________ (the “Award Date”) between Community Capital Corporation (the “Company”) and ____________________ (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Community Capital Corporation 2004 Equity Incentive Plan (the “Plan”).

          The Plan provides that the grant of restricted stock to key employees of the Company or its Affiliates as approved by the Board of Directors of the Company (the “Board”). In exercise of its discretion under the Plan, the Board has determined that the Participant should receive a restricted stock award under the Plan and, accordingly, the Company and the Participant hereby agree as follows:

          1. Grant. The Company hereby grants to the Participant a Restricted Stock Award (the “Award”) of _________ shares of Common Stock. The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of the shares (known as “Restricted Stock”).

          2. Stock Certificates. The Company will issue certificates for the Restricted Stock in the Participant’s name. The Secretary of the Company will hold the certificates, together with a medallion guaranteed stock power executed by the Participant “in blank”, until the Restricted Stock is either: (i) forfeited; or (ii) vested. The Company will distribute the certificates to the Participant or, if applicable, his/her beneficiary, in accordance with Section 5.

          3. Rights as Stockholder. On and after the Award Date, and except to the extent provided in Section 9, the Participant will be entitled to all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive dividends and other distributions payable with respect to the Restricted Stock. Notwithstanding the foregoing, payment of dividends earned during the Restricted Period shall be deferred until the date immediately following the expiration of the Restricted Period. If the Restricted Shares are forfeited prior to the expiration of the Restricted Period or never vest, any and all dividends earned during the Restricted Period shall be forfeited. If the Participant forfeits any rights he/she may have under this Award in accordance with Section 4, the Participant shall, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock or any interest therein and the Participant shall no longer be entitled to receive dividends on such stock.

          4. Vesting; Effect of Termination of Employment. Subject to certain restrictions and conditions set forth in the Plan, the Participant’s Restricted Stock will become vested as to one hundred percent (100%) of the Restricted Stock on _____________, provided the Participant remains continuously employed by the Company or an Affiliate until ______________.

          If the Participant terminates employment with the Company and all Affiliates for any reason (other than death or Disability see Plan Section 12(c)) and before all of his/her Restricted Stock has become vested under this Agreement, the Participant’s Restricted Stock that has not become vested will be forfeited on and after the effective date of the termination. Neither the Company nor any Affiliate will have any further obligations to the Participant under this Agreement when the Participant’s Restricted Stock is forfeited.

          5. Terms and Conditions of Distribution. The Company will distribute certificates for Restricted Stock as soon as practicable after the Restricted Stock becomes vested. If the Participant dies before the Company has distributed any vested Restricted Stock, the Company will distribute certificates for the shares to the beneficiary or beneficiaries the Participant designated, in the proportions the Participant specified. If the Participant failed to designate a beneficiary or beneficiaries, the Company will distribute certificates for the shares to the Participant’s estate in the case of the estate’s personal representative. The Company will distribute certificates for the vested Restricted Stock no later than six months after the Participant’s death.

          Notwithstanding the foregoing, the Company will not distribute the certificates for the Restricted Stock until the Participant has paid to the Company or an Affiliate the amount required to be withheld for federal, state or local taxes. The participant may satisfy the required withholding amount by directing the Company use a portion of the Restricted Stock to which he/she would otherwise be entitled for this purpose.

COMMUNITY CAPITAL CORPORATION

          The Company will not make any distribution under this Section before the first date the Restricted Stock may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant’s legal or personal representative.

          6. Legend on Stock Certificates. The Company may require that certificates for shares distributed to the Participant pursuant to this Agreement bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws.

          7. Delivery of Certificates. Despite the provisions of Section 4, the Company is not required to issue or deliver any certificates for shares before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices, and the Participant executes and delivers to the Secretary the medallion guaranteed stock power executed “in blank” as referred to in Section 2. The Company will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

          8. No Right to Employment. Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment, or as altering or amending the existing terms and conditions of the Participant’s employment.

          9. Nontransferability. No interest of the Participant or any beneficiary in or under this Agreement will be assignable or transferable by voluntary or involuntary act or by operation of law, other than by testamentary bequest or devise or the laws of descent or distribution. Distribution of Restricted Stock will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the beneficiaries or personal representative that the Participant has designated in the manner required by the Committee. The Committee may require personal receipts or endorsements of a Participant’s personal representative or beneficiaries. Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Participant and his/her beneficiary in and under this Agreement.

          10. Administration. The Committee administers the Plan. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including continued shareholder approval of the Plan, and to any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

          11. Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, this Agreement or any guidelines adopted as described in Section 10 will be final. This Agreement will be governed by and construed under the laws of the State of South Carolina determined without regard to its conflicts of law rules.

          12. Sole Agreement. The Award is in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Award conflict with the terms of the Plan, the Plan shall control. This Agreement is the entire Agreement between the parties to it, and any and all prior oral and written representations are merged in this Agreement. This Agreement may be amended only by written agreement between the Participant and the Company.

          13. Consult with Personal Tax Advisor. The Participant hereby acknowledges that he or she has been advised to consult with his or her personal tax advisor regarding the tax consequences of the award to the Participant, including but not limited to whether or not the Participant should make an election under Section 83(b) of the Internal Revenue Code within 30 days from the Award Date.

          14. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the company and the participant have duly executed this Agreement as of the day and year first above written.

Community Capital Corporation

Participant’s Name:	By: Its: